Exhibit 99.1

Gaming and Leisure Properties, Inc. Announces Acquisition of the Real Estate Assets of Tropicana Entertainment

- Purchase Price of $1.21 Billion With Initial Rent of $110 Million -

- Increased Tenant Diversification with Eldorado Resorts, Inc. -

- Announced Acquisitions Are Expected to be 8% to 10% Accretive -

WYOMISSING, PA. — April 16, 2018 — Gaming and Leisure Properties, Inc. (Nasdaq:GLPI) (“GLPI” or the “Company”) today announced that it has entered into a definitive agreement to acquire the real estate assets of six casino properties from Tropicana Entertainment for $1.21 billion, exclusive of taxes and transaction fees of approximately $40.0 million. The assets to be acquired are Tropicana Atlantic City, Tropicana Evansville, Lumiere Place, Tropicana Laughlin, Trop Casino Greenville and The Belle of Baton Rouge. The combined properties include 350,000 casino square feet, 7,416 slot machines, 237 table games and 4,993 hotel rooms. Concurrent with the closing of this transaction, Eldorado Resorts, Inc. (NASDAQ: ERI) will acquire the operating assets of these properties and lease the real estate from the Company through a new master lease with a 15 year initial term and four 5 year renewal periods. Initial annual rent is $110 million and the rent coverage is expected to be not less than 1.85 times as defined by the lease. Terms of the new lease with Eldorado are similar to the Company’s existing Master Leases, except the escalator is guaranteed for the first five anniversaries of the lease so long as the escalator increase does not create an event of default. The transaction is subject to regulatory approval and is expected to close by the end of 2018.

The Company expects to fund the transaction with a combination of debt and equity, however, based on market conditions the entire transaction could be funded with debt. Upon completion of this acquisition, along with the previously announced transactions related to the acquisition of Pinnacle Entertainment, Inc. (NASDAQ:PNK) by Penn National Gaming, Inc. (NASDAQ:PENN), the Company anticipates its pro forma ratio of Total Debt to Adjusted EBITDA will increase to no more than 5.5 times. In aggregate, the two transactions are expected to result in dividend per share accretion of 8% to 10% on the current annualized dividend of $2.52 per share.

Chief Executive Officer, Peter M. Carlino, commented, “The acquisition of these assets demonstrates the Company’s continued commitment to pursuing accretive growth opportunities. This transaction meaningfully grows our annual rent and diversifies our tenant base, while increasing our geographic footprint. Eldorado is a highly-respected operator of a large and diversified portfolio of regional gaming assets with a strong track record of successful acquisitions. We are excited to work with them to successfully complete this acquisition and look forward to additional opportunities to expand our relationship in the future.”

Goodwin Procter LLP is acting as legal counsel to GLPI in connection with the proposed transaction.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and AFFO are non-GAAP performance measures, which the Company believes may provide additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the reported results under accounting principles generally accepted in the United States. Further information regarding these measures and reconciliation to GAAP may be found in Gaming & Leisure Properties, Inc.’s SEC filings on the SEC’s website.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a REIT for United States federal income tax purposes commencing with the 2014 taxable year.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations of growth and diversification. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the consummation of the transactions, including the ability of the parties to satisfy the conditions set forth in the definitive transaction documents; disruptions to Tropicana’s properties, other assets or operations during the pendency of the closing; adverse changes in general economic conditions in the regions or the industries in which GLPI, ERI and Tropicana operate, or general disruptions in the financial, debt, capital, credit or securities markets; the ability to receive, or delays in obtaining, the regulatory approvals required to own the Tropicana properties, or other delays or impediments to completing the planned acquisitions, including the transactions between PENN and PNK; GLPI’s ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI, including through GLPI’s existing ATM program; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Bill Clifford

T: 610-401-2900

Email: bclifford@glpropinc.com

Hayes Croushore

T: 610-378-8396

Email: hcroushore@glpropinc.com

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